UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 19, 2015

Emmaus Life Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53072	41-2254389
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA 90503

(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code 310-214-0065

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on April 28, 2015, Dr. Yutaka Niihara, the former President and Chief Executive Officer and current Chairman of the Board and Chief Scientific Officer of Emmaus Life Sciences, Inc. (the “Company”), filed a complaint (the “Complaint”) in the Court of Chancery of the State of Delaware (the “Court”) under Section 225 of the Delaware General Corporation Law against Sarissa Capital Management L.P. (“Sarissa”), T.R. Winston & Company, LLC (“TRW”), and certain incumbent and former directors of the Company (as to whom the action was previously dismissed), as defendants, and the Company as nominal defendant. The Complaint requested that the Court issue an order declaring, among other things, that:

•                  Dr. Niihara validly delivered stockholder consents to the Company to effect certain amendments to the Company’s By-laws and to elect certain additional individuals to the Company’s Board of Directors, and that such stockholder consents are effective;

•                  the Company’s By-laws were validly amended as provided in the stockholder consents;

•                  the size of the Board of Directors was increased by seven, with the vacancies filled by the directors named in the stockholder consents;

•                  any actions taken by the incumbent directors of the Company since April 24, 2015 are invalid and void; and

•                  the actions purportedly taken by written consent were not prohibited by the terms of the Agreement, dated as of September 11, 2013, among the Company, Dr. Niihara, Sarissa and TRW (the “Designation Agreement”).

On June 10, 2015, the Delaware court issued a Status Quo Order (the “Order”) providing that, among other things, until conclusion of the case, the Board would be comprised of Dr. Niihara, Mayuran Sriskandarajah, Philip Satow and Dr. Henry McKinnell (subject to the ability to resign and the seating or replacement of directors under the Designation Agreement) and that the Company would generally be prohibited from taking actions outside of the routine day-to-day operations of the Company conducted in its ordinary course of business unless agreed upon all directors.  Since the Order was entered, Mr. Satow and Dr. McKinnell have resigned from the Board, and Dr. Scott Gottlieb has been appointed to the Board as a designee of TRW.

On November 19, 2015, counsel to Dr. Niihara, Sarissa and the Company filed a joint stipulation to dismiss the action.  In connection therewith, on November 19, 2015, the Company, Dr. Niihara and Sarissa entered into Amendment No. 1 (the “Amendment”) to the Designation Agreement.  The Amendment terminates the Designation Agreement with respect to the Company, Dr. Niihara and Sarissa, and provides that those parties shall have no further rights or obligations to each other under the Designation Agreement. Furthermore, each of the Company, Sarissa and Dr. Niihara waived all rights each has ever had, has or may have under the Designation Agreement against each other, and released each other from any and all obligations each has ever had, has or may have to the other under the Designation Agreement.  As a result of the Amendment, Sarissa no longer has the right to designate any members of the Company’s Board, nor does it have the right to approve any actions as were set forth in the Designation Agreement.  On November 20, 2015, the Court entered the dismissal, at which time the Order ceased to be in effect.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Amendment, on November 19, 2015, Mr. Sriskandarajah tendered his resignation from the Board, effective immediately.  Prior to his resignation, Mr. Sriskandarajah was a member of the Board’s Compensation, Nominating and Corporate Governance Committee, and had previously served as a member of the Board’s Audit Committee.  See Item 1.01 of this Current Report for additional information regarding the circumstances of Mr. Sriskandarajah’s resignation, which is incorporated into this Item 5.02 by reference.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Amendment No. 1 to the Designation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMMAUS LIFE SCIENCES, INC.

Date: November 24, 2015

	By:	/s/ PETER LUDLUM
	Name:	Peter Ludlum
	Title:	Chief Financial Officer